                                                                  EXHIBIT 10.25

                         CONSULTING SERVICES AGREEMENT
                         -----------------------------


     THIS CONSULTING SERVICES AGREEMENT is entered into as of May 1, 1993 between CHEMICAL WASTE MANAGEMENT, INC., a Delaware corporation (the "Company"), and KAY HAHN HARRELL (the "Consultant").

     WHEREAS, Consultant has substantial experience and expertise in the fields of investor relations, investment analysis and related matters, with particular reference to the environmental services industry; and

     WHEREAS, Consultant is willing to perform consulting services for the Company;

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the Company and Consultant hereby agree as follows:

     1. On the terms and conditions hereinafter set forth, the Company retains Consultant and Consultant accepts such consulting arrangement.

     2. The term of this Agreement shall be for a period of 12 months beginning on the date hereof, subject to renewal for additional 12 month periods upon mutual agreement in each case (the "Term of Consultation").

     3. The general scope of Consultant's obligations hereunder shall be to serve in a consultative capacity for the Company, and to perform at her reasonable convenience such other duties in accordance therewith (including, without limitation, making reports from time to time with respect to the status of the project(s) assigned to Consultant), as the Company may request, principally in the areas of investor relations, financial and investment analysis and strategic planning.

     4. During the Term of Consultation, for activities undertaken on behalf of the Company, the Consultant shall use her best efforts to advance the business and welfare of the Company and to discharge any other duties assigned to Consultant hereafter. The Consultant shall not intentionally take any action against the best interests of the Company and shall perform faithfully and competently such duties as may be assigned to Consultant hereunder.

     5. The Company agrees to pay Consultant during the Term of Consultation a consulting fee at the rate of $60,000 per annum. The consulting fee shall be payable monthly. The Company also agrees to reimburse Consultant for her reasonable expenses incurred in rendering services hereunder upon presentation to the Company of documentation thereof in reasonable detail. Consultant shall be considered an independent contractor for purposes of this Agreement and shall not be entitled to employee benefits normally associated with employment of individuals by the Company.

     6. The rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon its successors and assigns. In no event may this Agreement be assigned by Consultant, nor may Consultant's duties hereunder be delegated or subcontracted to any other person or entity, without the Company's prior written consent.

     7.   The Consultant agrees that:

          a. She will keep Confidential Information (as defined below) of the Company confidential, will not disclose such Confidential Information, directly or indirectly, to any third party, and shall not use such Confidential Information other than in connection with the duties assigned to Consultant hereunder.

          b. No license or other right in or to any of the Company's patents, trademarks or other intellectual property is granted to Consultant pursuant hereto. Consultant will deliver to the Company all Confidential Information received pursuant hereto and all copies, extracts or other embodiments of such Confidential Information within 10 days after termination of this Agreement or completion of the work assignment to which it pertains, whichever is earlier.

          c. In the event that Consultant becomes legally compelled to disclose any Confidential Information, Consultant will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy. Should the Company be unable to obtain such order or remedy, Consultant will use her best efforts to obtain a protective order or other appropriate remedy and, if unable to do so, will furnish only that portion of the Confidential Information which is legally required to be furnished and will use her best efforts to obtain assurances that confidential treatment will be accorded to that portion of the Confidential Information so furnished.

          d. For purposes hereof, "Confidential Information" will include information constituting trade secrets or other proprietary business or technical information belonging to the Company (or an affiliated company). Confidential Information will exclude information which (A) is in Consultant's possession at the time of disclosure, or is subsequently received by Consultant from sources who obtained the information lawfully and without any obligation of confidentiality to the Company, (B) has been independently developed by Consultant without reference to proprietary information of the Company, or (C) is or hereafter becomes part of the public domain otherwise than through disclosure by Consultant.

     8. In the event of a breach of any covenant contained in paragraph 7 of this Agreement, the Company shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law.

     9. Consultant shall be liable for all taxes, excises, assessments, and other charges levied by any government agency on, or because of, the services performed hereunder, and any materials, equipment, services, or supplies furnished or used in the performance of services under this Agreement.

     10. Any notice required or permitted hereunder shall be deemed to have been duly given if the same shall have been sent via certified or registered mail (return receipt requested), or by any commercial express delivery or courier service, with postage and other charges prepaid, in an envelope addressed to the party to whom notice is to be given, at the address shown below:

     If to Consultant:

          Kay Hahn Harrell
          P. O. Box 845
          Wauconda, IL  60084

     If to Company:

          Chemical Waste Management, Inc.
          3001 Butterfield Road
          Oak Brook, IL  60521
          Attention:  General Counsel

     11. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement is unenforceable for any reason whatsoever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable.

     12. This Agreement shall be governed by the laws of the State of Illinois without regard to any conflicts of laws principles.

CHEMICAL WASTE                      CONSULTANT
MANAGEMENT, INC.

By:         /s/ D. P. Payne                    /s/ Kay Hahn Harrell
     ------------------------------     ----------------------------------
     D.P. Payne, President              Kay Hahn Harrell


                                       3